EXHIBIT 5

ESCO Technologies Inc.
9900A Clayton Road
St. Louis, MO 63124-1186

Jeffrey D. Fisher
Assistant General Counsel

February 6, 2013

ESCO Technologies Inc.

9900A Clayton Road

St. Louis, MO 63124

Ladies and Gentlemen:

I am an Assistant General Counsel of ESCO Technologies Inc., a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the Company's 2013 Incentive Compensation Plan (the “Plan”) to which this letter is filed as an exhibit.

The Registration Statement registers 1,449,107 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), offered pursuant to stock options, stock appreciation rights, performance-accelerated restricted stock awards, restricted stock awards and other stock-based awards which may be granted under the Plan.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of the opinion expressed herein.

On the basis of the foregoing, I am of the opinion that the Common Stock, when sold in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

I consent to the filing of this letter as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Jeffrey D. Fisher

Assistant General Counsel